SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  July 20, 2005  (July 15, 2005)

ENTERPRISE BANCORP, INC.

(exact name of registrant as specified in charter)

Massachusetts	0-21021	04-3308902
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 Merrimack Street Lowell, Massachusetts		01852
(address of principal executive offices)		(Zip Code)

(978) 459-9000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items 1.01 and 1.02.	Entry into a Material Definitive Agreement
Termination of a Material Definitive Agreement

The registrant’s principal subsidiary, Enterprise Bank and Trust Company (the “Bank”), has maintained a supplemental retirement plan, and accrued a related annual expense, for its chairman and chief executive officer, George L. Duncan, since 1996 and for its president, Richard W. Main, and one of its executive vice presidents, Robert R. Gilman, since 1999.  In response to changes in the treatment of the split dollar life insurance agreements that had supported these plans required under the Sarbanes-Oxley Act of 2002 and Internal Revenue Service Notice 2002-8, the Bank’s Compensation Committee undertook an extensive review of these plans and considered various alternatives that could be implemented to provide the executives with a level of retirement benefit that would be substantially equivalent to the benefit that had been anticipated under the split dollar arrangements.

On July 15, 2005, the Bank entered into a Salary Continuation Agreement and a Supplemental Life Insurance Agreement with each of Messrs. Duncan, Main and Gilman.  Under the former agreement, and in accordance with the conditions specified therein, benefits accrue over time from the date of the agreement until the executive reaches a specified age (68 for Mr. Duncan, 63 for Mr. Main and 63 for Mr. Gilman).  Upon full vesting of the benefit, the executives will be paid the following annual amounts for 20 years:  Mr. Duncan — $149,500; Mr. Main — $95,300; and Mr. Gilman — $31,000.  Under the latter agreement, the Bank is obligated to cause the payment of death benefits to the executives’ designated beneficiaries in the following amounts:  Mr. Duncan — $1,556,056; Mr. Main — $791,496; and Mr. Gilman — $239,416.  The Bank may, but is not obligated to, fund this obligation through the purchase of insurance policies owned by the Bank.

In conjunction with their entering into the agreements described above, each of the executives has agreed to terminate his existing split dollar agreement(s) and to transfer his ownership of the underlying split dollar policy(ies) to the Bank along with the Bank being designated as the beneficiary under each of the transferred policies.  In the case of Mr. Duncan, the Bank has also agreed to pay the executive an additional cash bonus of $23,617 to cover certain personal tax liability due to imputed income equal to the difference between the aggregate premiums previously paid by the Bank on one of the two split dollar policies held by Mr. Duncan and the policy’s current cash surrender value.

Mr. Gilman has also agreed to enter into an amendment to his existing Change in Control/Noncompetition Agreement to include changes reflecting the termination of his split dollar agreement and a modification in the federal income tax treatment of any severance payments that he could receive following a change in control of the registrant, which is more favorable to the registrant and in keeping with the federal income tax treatment that would be accorded to any such payments that could be received by either Mr. Duncan or Mr. Main.

Item 9.01.              Financial Statements and Exhibits

(a)       Not applicable

(b)       Not applicable

(c)       The following exhibits are included with this report:

Exhibit 10.39.1	Salary Continuation Agreement dated as of July 15, 2005 by and between the Bank and George L. Duncan.

Exhibit 10.39.2	Salary Continuation Agreement dated as of July 15, 2005 by and between the Bank and Richard W. Main.

Exhibit 10.39.3	Salary Continuation Agreement dated as of July 15, 2005 by and between the Bank and Robert R. Gilman.

Exhibit 10.40.1	Supplemental Life Insurance Agreement dated as of July 15, 2005 by and between the Bank and George L. Duncan.

Exhibit 10.40.2	Supplemental Life Insurance Agreement dated as of July 15, 2005 by and between the Bank and Richard W. Main.

Exhibit 10.40.3	Supplemental Life Insurance Agreement dated as of July 15, 2005 by and between the Bank and Robert R. Gilman.

Exhibit 10.41	Amendment No. 1 to Change in Control/Noncompetition Agreement dated as of July 15, 2005 by and among Enterprise Bancorp, Inc., the Bank and Robert R. Gilman.

[Remainder of Page Intentionally Blank]

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERPRISE BANCORP, INC.

Date: July 20, 2005	By:	/s/ James A. Marcotte
James A. Marcotte
Executive Vice President, Treasurer
and Chief Financial Officer